Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Government Properties Income Trust for the registration of debt securities, preferred shares of beneficial interest, depositary shares representing preferred shares, common shares of beneficial interest, and warrants and to the incorporation by reference therein of: (i) our reports dated February 18, 2016, with respect to the consolidated financial statements and schedule of Government Properties Income Trust and the effectiveness of internal control over financial reporting of Government Properties Income Trust and (ii) our report dated February 16, 2016, with respect to the consolidated financial statements and schedules of Select Income REIT, included in the Annual Report (Form 10-K) of Government Properties Income Trust for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 7, 2016